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Exhibit d(v)


                          EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 15th day of July, 2002 by and among DEUTSCHE INVESTORS PORTFOLIOS TRUST, a New York business trust (the "Trust") on behalf of Japanese Equity Portfolio, (the "Portfolio"), DEUTSCHE INVESTORS FUNDS, INC., a Maryland Corporation (the "Corporation") on behalf of Japanese Equity Fund, (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation ("ICCC"), with respect to the following:

         WHEREAS, ICCC serves as each Portfolio's Investment Advisor (the "Advisor") pursuant to an Investment Advisory Agreement dated May 7, 2001, and each Fund's Administrator pursuant to a Master Services Agreement dated September 1, 2000 (collectively, the "Agreements").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. ICCC, in its capacity as the Portfolio's Advisor and the Fund's Administrator, agrees to waive its fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the classes set forth on Exhibit A, as may be amended from time to time, do not exceed the percentage of average daily net assets set forth on Exhibit A for the period July 15, 2002 through December 31, 2003. For the purposes of this Agreement, ordinary operating expenses for the Fund generally consist of costs not specifically borne by the Advisor, Administrator or the Fund's principal underwriters, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of the Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of the Fund or class (except to the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

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         2.       This Agreement shall be effective as to the Portfolio and Fund as of the date the Portfolio and Fund commence operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to the Portfolio, by the Board of Directors of the Corporation with respect to the Fund and, unless sooner terminated as provided herein, shall continue in effect as to the Fund for the stated period and may be extended for another period, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees/Directors of the Trust and Corporation. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the Portfolio and Fund.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                         DEUTSCHE INVESTORS PORTFOLIOS TRUST
                                         On behalf of Japanese Equity Portfolio

Attest:  __________________                       By:  ________________________
         Name:                                    Name:
                                                  Title: Secretary


                                         DEUTSCHE INVESTORS FUNDS, INC.
                                         On behalf of Japanese Equity Fund

Attest:  __________________                       By: _________________________
         Name:                                    Name:
                                                  Title: Secretary


                                         INVESTMENT COMPANY CAPITAL CORP.

Attest:  __________________                       By:  ________________________
         Name:                                    Name:
                                                  Title: President


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                                    Exhibit A




                                             Ordinary Fund Operating Expenses
                                                (as a percentage of average
Fund                                                  daily net assets)
Japanese Equity Fund - Class A Shares                      1.60%
Japanese Equity Fund - Class B Shares                      2.35%
Japanese Equity Fund - Class C Shares                      2.35%
Japanese Equity Fund - Class S Shares                      1.35%